Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all Subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Porter Partners, L.P., by Porter Capital Management Co.,its general partner

By: /s/ Jeffrey H. Porter
Jeffrey H. Porter, Managing General Partner

EDJ Limited, by Porter Capital Management Co.,
its investment manager

By: /s/ Jeffrey H. Porter
Jeffrey H. Porter, Managing General Partner

Date: July 12, 2018

CUSIP No. 60743E204

13G